Exhibit 10.2

EMPLOYMENT AGREEMENT

     THIS AGREEMENT made June 25, 2009, between FOOT LOCKER, INC., a New York corporation with its principal office at 112 West 34 Street, New York, New York 10120 (the “Company”) and Ken C. Hicks (the “Executive”).

     WHEREAS, the Company desires to employ Executive as its President and Chief Executive Officer, and Executive is willing to serve in such capacity; and

     WHEREAS, the Company and Executive desire to set forth the terms and conditions of such employment;

     NOW, THEREFORE, in consideration of these premises and of the mutual covenants and agreements herein contained, the Company and Executive hereby agree as follows:

1.	Employment and Term. (a) The Company hereby agrees to employ Executive, and Executive hereby agrees to serve, as its President and Chief Executive Officer, subject to the terms and conditions set forth herein. The term of this agreement shall commence on August 17, 2009 (the “Commencement Date”) and shall end on January 31, 2013 (the “Initial Term”), unless further extended or sooner terminated as hereinafter provided. Unless the Company notifies Executive or Executive notifies the Company on or before January 31, 2012, with regard to the Initial Term, and any January 31 of any year thereafter, with regard to renewal terms, that the term shall not be extended, then as of such date, the term of the agreement shall be automatically extended for an additional year. The Initial Term together with any renewal terms are hereinafter referred to as the “Employment Period”. If the fiscal year of the Company shall end on a day other than January 31, then the Employment Period shall end on the last day of the fiscal year of the Company closest to January 31. (b) Within 30 days of the Commencement Date, Executive shall be elected to the Board of Directors of the Company (the “Board”).

2.	Position and Duties. (a) Executive shall serve as the President and Chief Executive Officer of the Company, reporting only to the Board. Executive shall have such responsibilities, duties, and authority as are commensurate with his status as President and Chief Executive Officer as may from time to time be determined or directed by the Board. Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company and its respective subsidiaries and affiliates; provided, however, that the Executive may serve on the boards of directors of other for-profit corporations, if such service does not conflict with his duties hereunder or his fiduciary duty to the Company and the Board consents in advance to such service, which consent shall not be unreasonably withheld. It is further understood and agreed that nothing herein shall prevent the Executive from managing his passive personal investments (subject to applicable Company policies on permissible investments), and (subject to applicable Company policies) participating in charitable and civic endeavors, so long as such activities do not interfere in more than a de minimis manner with the Executive’s performance of his duties hereunder.

(b) Upon the request of the Board, the Executive shall also serve as an officer or director of subsidiaries and affiliates of the Company.

3.	Place of Performance. (a) In connection with his employment by the Company, Executive shall be based at the principal executive offices of the Company in the New York metropolitan area, or such other place in the United States to which the Company may hereafter relocate its principal executive offices. In the event of such relocation outside of the New York metropolitan area, the Company will pay the reasonable costs of the relocation of the principal residence of Executive, and provide such other relocation assistance as the Company then provides to its comparably situated senior executives. (b) Within six months of the Commencement Date, Executive shall relocate his principal residence to the New York metropolitan area. The Company shall reimburse Executive for the expenses he incurs in such relocation pursuant to the provisions of its relocation policy applicable to senior executives, including reimbursement of reasonable temporary living expenses for up to six months and reimbursement of reasonable closing costs in connection with the purchase of one residence in the New York metropolitan area. (c) Any relocation undertaken pursuant to the provisions of this section shall be in accordance with the relocation policy of the Company applicable to senior executives, and any payments to Executive shall be made no later than the time specified in Section 12(c).

4.	Compensation. As full compensation for the services of Executive hereunder, and subject to all of the provisions hereof:

(a)	During the Employment Period, the Company shall pay Executive a base salary at such rate per year as may be fixed by the Compensation and Management Resources Committee of the Board (the “Compensation Committee”) from time to time, but in no event at a rate of less than $1,100,000 per year, to be paid in substantially equal monthly installments, in accordance with the normal payroll practices of the Company (the "Base Salary").

(b)	During the Employment Period, Executive shall be entitled to participate in all bonus, incentive, and equity plans that are maintained by the Company from time to time during the Employment Period for its comparably situated senior executives in accordance with the terms of such plans at the time of participation. The Company may, during the Employment Period, amend or terminate any such plan, to the extent permitted by the respective plan, if such termination or amendment applies to all comparably situated senior executives of the Company and does not result in a proportionally greater reduction in the rights or benefits of Executive as compared with any other comparably situated senior executives of the Company. During each year of the Employment Period, the annual bonus payable to Executive at target under the Annual Incentive Compensation Plan (the “AICP”) shall be 125 percent of Executive's then-current Base Salary. The bonus payable to Executive at target under the Long-Term Incentive Compensation Plan (the “LTIP”) for any three-year performance period shall be 90 percent of Executive’s Base Salary at the beginning of such performance period. Executive shall participate, on a pro rata basis, in the 2007-2009, 2008-2010, and 2009-2011 performance periods under the LTIP. Any bonuses shall be paid to the Executive in accordance with the terms of the applicable plans, but in no event later than two and one-half months following the end of the fiscal year of the Company in which any such bonus is earned. Notwithstanding the foregoing, for the fiscal year of the Company ending January 30, 2010, Executive’s annual bonus shall not be paid pursuant to the AICP, and Executive shall not be a participant therein. Rather, Executive shall be paid, no later than two and one-half months following January 30, 2010, a pro-rated annual bonus for the period from the Commencement Date to January 30, 2010 calculated as if Executive were a participant in the AICP, but in no event less than an amount equal to 125 percent of Base Salary paid to Executive for such period.

(c)	During the Employment Period, Executive shall be eligible to participate in all pension, welfare, and fringe benefit plans, as well as perquisites, maintained by the Company from time to time for its comparably situated senior executives in accordance with their respective terms as in effect from time to time. These shall include (i) Company-paid life insurance in the amount of Executive’s annual Base Salary, (ii) long-term disability insurance coverage of $25,000 per month; (iii) annual out-of-pocket medical expense reimbursement of up to $7,500 per year; (iv) reimbursement of financial planning expense of up to $15,000 in the first year of the Employment Period and up to $7,500 per year thereafter; and (v) participation in the Supplemental Executive Retirement Plan (prorated for any partial plan year included in the Employment Period). Subject to Section 12(c) hereof, for the period from the Commencement Date to the date on which Executive is eligible to participate in the medical and dental insurance plans of the Company, the Company shall reimburse Executive for the difference between the monthly cost of participation in the Company’s medical and dental insurance plans and the amount Executive pays to his former employer for continued medical and dental insurance coverage under COBRA.

(d)	During the Employment Period, Executive shall be entitled to receive reimbursement for all reasonable and customary expenses incurred by him in performing services hereunder, including all travel and living expenses while away from home on business at the request of the Company, provided such expenses are incurred and accounted for in accordance with the Company's applicable policies and procedures.

(e)	Executive shall be entitled to 20 vacation days in each calendar year, pro- rated for any partial year. Unused vacation days shall be forfeited.

(f)	During the Employment Period, Executive shall be eligible to receive stock option grants as may be determined from time to time by the Compensation Committee and subject to the provisions of the applicable stock option and award plan of the Company. To the extent permissible under the terms of such applicable plan, all stock options that may be granted to Executive during the Employment Period shall become immediately exercisable upon a change in control of the Company (as defined in the stock option and award plan of the Company under which such options are granted).

(g)	During the Employment Period, Executive shall be eligible to receive grants of restricted stock or restricted stock units as may be determined from time to time by the Compensation Committee and subject to the provisions of the applicable stock option and award plan of the Company. To the extent permissible under the terms of such applicable plan, all restricted stock and restricted stock units that may be granted to Executive during the Employment Period shall become immediately vested upon a change in control of the Company (as defined in such applicable plan).

(h)	Subject to Section 12(c) hereof, the Company shall reimburse Executive the reasonable legal fees (based on hourly rates) and disbursements incurred by him in connection with negotiating and preparing this employment agreement or any amendment hereto, provided that in no event shall the amount of such reimbursement exceed $15,000.

(i)	Subject to Section 12(c) hereof, during the Employment Period, the Company shall reimburse Executive the costs associated with an automobile of a type to be reasonably agreed upon by the Company and Executive, such costs to include monthly lease payments, garaging, insurance, fuel, and maintenance; provided, however, that the total amount of such payments shall not exceed $40,000 per year.

(j)	Subject to Section 12(c) hereof, during the Employment Period, the Company shall reimburse Executive for reasonable costs which he incurs for use of a car service for transportation in the New York metropolitan area.

(k)	Within 30 days of his commencement of employment, Executive shall be granted 100,000 shares of restricted stock pursuant to, and subject to the provisions of, the Foot Locker 2007 Incentive Stock Plan (the “2007 Stock Plan”) and the terms of a restricted stock agreement in the Company’s usual form, such shares of restricted stock to become unrestricted on January 31, 2013, subject to the Executive’s continued employment by the Company as its Chief Executive Officer through such date.

(l)	Within 30 days of his commencement of employment, Executive shall be granted nonqualified stock options under the 2007 Stock Plan to purchase 300,000 shares of the Company’s Common Stock (par value $.01 per share) at fair market value on the date of grant, as defined in such plan, such options to vest in three equal installments on the first, second, and third anniversary of the grant date, subject to the Executive’s continued employment by the Company as its Chief Executive Officer through each of such dates.

(m)	As a bonus in connection with the execution of this contract and an inducement for Executive to commence employment with the Company: (i) Executive shall be paid, subject to withholding, $2,000,000, as follows: (A) $1,000,000 within 30 days of his commencement of employment with the Company; (B) $500,000 on the first anniversary of the Commencement Date, subject to Executive’s continued employment by the Company as its Chief Executive Officer through such date; and (C) $500,000 on the second anniversary of the Commencement Date, subject to Executive’s continued employment by the Company as its Chief Executive Officer through such date; (ii) within 30 days of his commencement of employment, Executive shall be granted 400,000 shares of restricted stock pursuant to, and subject to the provisions of, the 2007 Stock Plan and the terms of a restricted stock agreement in the Company’s usual form, such shares of restricted stock to become unrestricted as follows: 100,000 shares on January 31, 2011, 100,000 shares on January 31, 2012, and 200,000 shares on January 31, 2013, subject to the Executive’s continued employment by the Company as its Chief Executive Officer through such dates; and (iii) within 30 days of his commencement of employment, Executive shall be granted nonqualified stock options under the 2007 Incentive Stock Plan to purchase 300,000 shares of the Company’s Common Stock (par value $.01 per share) at fair market value on the date of grant, as defined in such plan, such options to vest as follows: 150,000 options on the six-month anniversary of the date of grant and 150,000 options on the one-year anniversary of the date of grant, subject to the Executive’s continued employment by the Company as its Chief Executive Officer though such dates.

(n)	As used herein, “comparably situated senior executives” shall mean corporate officers holding the position of Senior Vice President or higher.

5.	Termination.

(a)	The Employment Period shall terminate upon the earliest of the following:

(i) the death of Executive;

(ii) if, as a result of the incapacity of Executive due to physical or mental illness, Executive shall have been absent from his duties hereunder on a full time basis for 180 days, and within 30 days after written notice of termination is given (which may occur before or after the end of such 180 day period) he shall not have returned to the performance of his duties hereunder on a full time basis; or

(iii) if the Company terminates the employment of Executive hereunder for Cause. For purposes of this agreement, the Company shall have "Cause" to terminate the employment of Executive hereunder upon (A) the refusal or willful failure by the Executive to substantially perform his duties; (B) with regard to the Company or any of its subsidiaries or affiliates or any of their assets or businesses, the Executive’s dishonesty, willful misconduct, misappropriation, breach of fiduciary duty, or fraud; (C) the willful breach by Executive of any material provision of this Agreement, which breach is not cured within ten business days from the date of the Company’s notice of occurrence of such Breach to the Executive; (D) the Executive’s conviction of a felony (other than a traffic violation) or any other crime involving moral turpitude; or (E) the willful failure by Executive to take lawful and reasonable directions from the Board.

(b)	If the Company shall terminate the employment of Executive pursuant to the provisions of paragraph (a) above, it shall have no further liability or obligation hereunder except (i) to pay promptly to Executive his then- current Base Salary through the Termination Date, and (ii) Executive shall receive benefits, if any, and have the rights afforded by the Company, under its then-existing policies, to employees whose employment is terminated for death, disability, or cause, as the case may be, or under the specific terms of any welfare, fringe benefit, or incentive plan.

(c)	If the employment of Executive is terminated by the Company during the Employment Period for any reason other than those set forth in Section 5(a) or if the Company breaches any material provision of this agreement, which breach is not corrected within 30 days following written notice to the Company, and Executive elects to terminate his employment hereunder within 10 business days of the end of such 30-day period, the Company shall make the following payments and provide the following benefits to Executive: Until the earliest of (i) the twenty-fourth month following the termination of Executive’s employment, (ii) his death, or (iii) his breach of the provisions of Section 7 hereof, (A) the Company shall make payments to Executive, no less frequently than monthly, calculated at his then-applicable annual rate of Base Salary (the “Clause A Payments”); (B) the Company shall pay to Executive, with respect to the fiscal year in which such termination occurs, the annual bonus that Executive would otherwise have earned under the AICP applicable to Executive if such termination had not occurred, prorated as of the Termination Date (without duplication of the annual bonus provided for in Section 4(b) of this agreement) (the “Clause B” Payment”); (C) with respect to the performance period under the LTIP that ends on the last day of the fiscal year in which the employment of Executive is terminated, the Company shall pay to Executive the payment under the LTIP that Executive would otherwise have earned with respect to such performance period if such termination had not occurred, prorated as of the Termination Date (without duplication of the long-term bonus provided for in Section 4(b) of this agreement) (the “Clause C Payment”); and (D) subject to Section 12(c) hereof, the Company shall provide Executive for a period of one year following the Termination Date with out-placement at a level commensurate with that provided by the Company to other comparably situated senior executives (the “Clause D Services”). Subject to Section 12(b), to the extent applicable, the Clause A Payments, each of which shall be a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) and the regulations thereunder (“Section 409A”), shall commence on the Termination Date or, if the Executive is a “specified employee,” as defined under Section 409A, the last business day of the month in which falls the six-month anniversary of the Termination Date (unless such business day is such anniversary date, in which case the Clause A Payments shall commence on the next succeeding business day), provided, however, that the first such payment shall equal the sum of all Clause A Payments that would have been made from the Termination Date to the date of such first payment were it not for the six-month payment delay contained in this sentence; the Clause B Payment shall be paid at the same time as other annual bonuses for the fiscal year in which the Termination Date occurs are paid (but in no event later than two and one-half months following the end of the fiscal year in which the employment of Executive is terminated), subject to, and in accordance with the terms and conditions of the AICP, including the achievement of the applicable performance goals; and the Clause C Payment shall be paid at the same time and in the same manner as payments under the LTIP are made for the performance period that ends on the last day of the fiscal year in which the Termination Date occurs (but in no event later than two and one-half months following the end of the fiscal year of the Company for the last year of the applicable performance period in which such bonus is earned), subject to, and in accordance with the terms and conditions of the LTIP, including the achievement of the applicable performance goals. Executive shall not be required to mitigate the amount of any payment provided for in this paragraph (c) by seeking other employment, nor shall any amounts to be received by Executive hereunder be reduced by any other compensation earned.

(d)	Notwithstanding anything herein to the contrary, in the event that the Company shall terminate the Executive’s employment without Cause or the Executive shall terminate his employment for Good Reason during the two year period following a Change in Control, in lieu of the amounts that would otherwise be payable to Executive under paragraph (c)(A) through (C) above, the Company shall pay Executive an amount equal to two times the sum of his Base Salary and annual bonus at target, such amount to be paid to him in a lump sum within 10 days following the Termination Date, subject to Section 12(b), to the extent applicable. For purposes of this paragraph, (i) “Change in Control” shall have the meaning specified in Attachment A hereto and (ii) “Good Reason” shall mean (A) any material demotion of Executive or any material reduction in Executive’s authority or responsibility, except in each case in connection with the termination of Executive’s employment for Cause or disability or as a result of Executive’s death, or temporarily as a result of Executive’s illness or other absence; (B) any reduction in Executive’s rate of Base Salary as payable from time to time; (C) a reduction in Executive’s annual bonus classification level; (D) a failure of the Company to continue in effect the benefits applicable to, or the Company’s reduction of the benefits applicable to, Executive under any benefit plan or arrangement (including without limitation, any pension, life insurance, health or disability plan) in which Executive participates as of the date of the Change in Control without implementation of a substitute plan(s) providing materially similar benefits in the aggregate to those discontinued or reduced, except for a discontinuance of, or reduction under, any such plan or arrangement that is legally required or generally applies to all comparably situated senior executives of the Company, provided that in either such event the Company provides similar benefits (or the economic effect thereof) to Executive in any manner determined by the Company; or (E) failure of any successor to the Company to assume in writing the obligations hereunder, or (F) a breach of any other material provision of this agreement, which breach is not corrected within 30 days following written notice to the Company.

(e)	Notwithstanding anything else herein, to the extent Executive would be subject to the excise tax under Section 4999 of the Code on the amounts in Section 5(d) and such other amount or benefits received from the Company and its Affiliates (as defined in the Code) required to be included in the calculation of parachute payments for purposes of Sections 280G and 4999 of the Code, the amounts provided under this Agreement shall be automatically reduced to an amount one dollar less than that which, when combined with such other amounts and benefits required to be so included, would subject the Executive to the excise tax under Section 4999 of the Code if, and only if, the reduced amount received by the Executive on an after-tax basis after taking into account federal, state, and local income and social security taxes at the maximum marginal rates would be greater than the unreduced amount to be received by the Executive on a net after-tax basis after taking into account federal, state, and local income and social security taxes at the maximum marginal rates minus the excise tax payable under Section 4999 of the Code on such amount and the other amounts and benefits received by the Executive and required to be included in the calculation of a parachute payment for purposes of Sections 280G and 4999 of the Code.

6.	Indemnification. The Company agrees that the Executive shall be entitled to the benefits of the indemnity provisions set forth in the Certificate of Incorporation and the By-laws from time to time in accordance with their terms both during his employment and thereafter with regard to his actions as an officer or director of the Company. In addition, the Company agrees to continue in effect for the benefit of the Executive during the Employment Period directors’ and officers’ liability insurance of the type and in the amount currently maintained by the Company to the extent such insurance is available at a premium cost which the Company considers reasonable and, thereafter, with regard to his prior activities as an officer or director, such insurance as is maintained for active directors and officers. Effective as of the Commencement Date, the Company shall enter into an Indemnification Agreement, in its standard form, with Executive.

7.	Confidential Information and Non-Competition.

(a) Executive agrees that during the Employment Period and thereafter he shall not disclose, at any time, to any person, or use for his own account, nonpublic information of any kind concerning the Company or any of its subsidiaries or affiliates, including, but not limited to, nonpublic information concerning finances, financial plans, accounting methods, strategic plans, operations, personnel, organizational structure, methods of distribution, suppliers, customers, client relationships, marketing strategies, store lists, real estate strategies, and the like ("Confidential Information"). During such period, Executive shall not, without the prior written consent of the Company, unless compelled pursuant to the order of a court or other body having jurisdiction over such matter and unless required by lawful process or subpoena, communicate or divulge any Confidential Information to anyone other than the Company and those designated by the Company. Executive agrees that during the Employment Period he will not breach his obligations to comply with the provisions of the Code of Business Conduct of the Company, as in effect on the date hereof and as may be amended from time to time.

(b)	Executive recognizes that the Confidential Information has been developed by the Company and its affiliates at substantial cost and constitutes valuable and unique property of the Company. Executive acknowledges that the foregoing makes it reasonably necessary for the protection of the Company's interests, in view of Executive’s position with the Company, that Executive not compete with the Company or its affiliates during the Employment Period and for a reasonable and limited period thereafter. Therefore, Executive agrees that during the term of this agreement and for a period of two years thereafter, Executive shall not engage in Competition. As used herein, "Competition" shall mean (i) participating, directly or indirectly, as an individual proprietor, stockholder, officer, employee, director, joint venturer, investor, lender, consultant, or in any capacity whatsoever (within the United States of America, or in any country where the Company or any of its subsidiaries or affiliates does business) in (A) a business in competition with the retail, catalog, or on-line sale of athletic footwear, athletic apparel, and sporting goods conducted by the Company or any of its subsidiaries or affiliates (the “Athletic Business”) or (B) a business that in the prior fiscal year supplied product to the Company or any of its subsidiaries or affiliates for the Athletic Business having a value of $20 million or more at cost to the Company or any of its subsidiaries or affiliates; provided, however, that (X) such participation shall not include the mere ownership of not more than 1 percent of the total outstanding stock of a publicly traded company and (Y) a department store or general merchandise store shall not be considered a business in competition with any business conducted by the Company; or (ii) the intentional recruiting, soliciting or inducing of any employee or employees of the Company or any of its subsidiaries or affiliates to terminate their employment with, or otherwise cease their relationship with, the Company or any of its subsidiaries or affiliates where such employee or employees do in fact so terminate their employment.

(c)	Executive agrees (i) that his services are special and extraordinary, (ii) that a violation of his commitment not to disclose Confidential Information or otherwise to engage in acts of Competition would immediately and irreparably harm the Company, and (iii) that such harm would be incapable of adequate remediation by money damages. Accordingly, Executive agrees that this Section 7 may be enforced by injunction, and that he will interpose no objection or defense to such enforcement. Enforcement by injunction shall not bar the Company from any other legal or equitable remedies to which it may be entitled for such violation. If any restriction set forth with regard to Competition is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it is the intention of the parties that the court should interpret and enforce such restriction to its fullest lawful extent.

8.	Assignment. This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, and permitted assigns. This agreement is personal to Executive and neither this agreement nor any rights hereunder may be assigned by him. No rights or obligations of the Company under this agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or pursuant to a sale of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations, and duties of the Company, as contained in this agreement, either contractually or as a matter of law.

9.	Arbitration. Any controversy or claim arising out of or relating to this agreement, or the breach thereof, shall be settled by arbitration in the City of New York, in accordance with the rules of the American Arbitration Association (the "AAA"); provided, however, that this Section shall not apply to Section 7. The decision of the arbitrator(s) shall be final and binding on the parties hereto and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The costs assessed by the AAA for arbitration shall be borne equally by both parties.

10.	Notice. Any notice to either party hereunder shall be in writing, and shall be deemed to be sufficiently given to or served on such party, for all purposes, if the same shall be personally delivered to such party, or sent to such party by registered mail, postage prepaid, in the case of Executive, at his principal residence address as shown in the records of the Company, and in the case of the Company, to the General Counsel, Foot Locker, Inc., 112 West 34 Street, New York, New York 10120. Either party hereto may change the address to which notices are to be sent to such party hereunder by written notice of such new address given to the other party hereto. Notices shall be deemed given when received if delivered personally or three (3) days after mailing if mailed as aforesaid.

11.	Applicable Law. This agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to their conflict of laws provisions.

12.	Section 409A. (a) It is intended that the payments provided under this agreement comply with, or be exempt from, Section 409A. It is also intended that the terms “termination” and “termination of employment” as used herein shall constitute a separation from service within the meaning of Section 409A. (b) Notwithstanding any provision of this Agreement to the contrary, if the Executive is a “specified employee” within the meaning of Section 409A, distribution of any amounts that constitute “deferred compensation” payable to the Executive due to his termination of employment, shall not be made before six months after such separation from service or the Executive’s death, if earlier (the “Six Month Limitation”). At the end of such six-month period, payments that would have been made but for the Six Month Limitation shall be paid in a lump sum, on the first day of the seventh month following the Executive’s separation from service and remaining payments shall commence or continue, in accordance with the relevant provision of this Agreement. (c) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that this clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made, on or before that last day of Executive’s taxable year following the year in respect of which the amounts subject to reimbursement were incurred or paid. (d) The parties further agree that there is no guarantee as to the tax consequences of payments provided for hereunder.

13.	Executive’s Representation. The Executive represents and warrants to the Company that there is no legal impediment to his performing his obligations under this agreement, and neither entering into this agreement nor performing his contemplated service hereunder will violate any agreement to which he is a party or any other legal restriction.

14.	Miscellaneous.

(a) This agreement represents the entire understanding of the parties hereto, supersedes any prior understandings or agreements between the parties, and the terms and provisions of this agreement may not be modified or amended except in a writing signed by both parties.

(b) No waiver by either party of any breach by the other party of any condition or provision contained in this agreement to be fulfilled or performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Except to the extent otherwise specifically provided herein, any waiver must be in writing and signed by you or an authorized officer of the Company, as the case may be.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this agreement as of the day and year first above written.

FOOT LOCKER, INC.

By:	/s/ Laurie J. Petrucci
Laurie J. Petrucci
Sr. Vice President- Human Resources

/s/ Ken C. Hicks
Ken C. Hicks

Approved:

/s/ Alan D. Feldman
Alan D. Feldman
Chair
Compensation and Management Resources Committee

Attachment A

Change in Control

      A Change in Control shall mean any of the following:

     (A) the merger or consolidation of the Company with, or the sale or disposition of all or Substantially All of the Assets of the Company to, any person or entity or group of associated persons or entities (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) (a “Person”) other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) fifty percent (50%) or more of the combined voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation; or (b) a merger or capitalization effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly (as determined under Rule 13d-3 promulgated under the Exchange Act), of securities representing more than the amounts set forth in (B) below;

     (B) the acquisition of direct or indirect beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), in the aggregate, of securities of the Company representing thirty-five percent (35%) or more of the total combined voting power of the Company’s then issued and outstanding voting securities by any Person (other than the Company or any of its subsidiaries, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company) acting in concert; or

     (C) during any period of not more than twelve (12) months, individuals who at the beginning of such period constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof.

     This definition is intended to constitute a change in the ownership or effective control of a corporation or a change in the ownership of a substantial portion of the assets of a corporation as defined under Section 409A.